EXHIBIT 5

                               BUCHANAN INGERSOLL
                                    Attorneys
                              500 College Road East
                           Princeton, New Jersey 08540

                                                                   June 29, 1998

AlphaNet Solutions, Inc.
7 Ridgedale Avenue
Cedar Knolls, New Jersey 07927

Gentlemen:

         We have acted as counsel to AlphaNet Solutions, Inc., a New Jersey corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 500,000 shares of Common Stock to be offered by the Company to its employees under the Company's Employee Stock Purchase Plan (the "Plan").

         In connection with the Registration Statement, we have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that:

         1. The issuance of the Shares has been duly and validly authorized; and

         2. The Shares underlying the Plan, when issued, delivered and sold in accordance with the terms of the Plan or other instruments authorized by such Plan, granted or to be granted thereunder, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                           Very truly yours,

                                                           /s/BUCHANAN INGERSOLL